December 31, 1999


William F. Rogers
251 Windward Court
Port Jefferson, New York 11777

Dear Will :

      I am pleased to confirm the following terms of your employment as Vice President of Operations at Schick Technologies (the "Company"), commencing this Monday, January 3, 2000 :

      1. Compensation. You will receive an annual salary of one hundred thirty-five thousand dollars ($135,000);

      2.    Employee Stock Options/Immediate Vesting.

            (i) You will be awarded ten thousand (10,000) stock options as of January 3, 2000, at an exercise price of $1.00 per share, which will fully vest six months thereafter, on July 3, 2000;
            (ii) You will also be awarded an additional fifteen thousand (15,000) stock options as of July 3, 2000, at an exercise price of $1.00 per share, which will vest at a rate of 5,000 options every six months (i.e., 5,000 options will vest on January 3, 2001; an additional 5,000 on July 3, 2001, and the final 5,000 on January 3, 2002).
            (iii) All of the stock  options  listed in "i" and "ii" above  shall immediately vest in the event that, and at such time as, Schick Technologies has any change in control or is acquired by, merged into or consolidated with any other entity, company, group or person.

      3. Moving Expenses. You will be provided with $5000 as reimbursement for expenses which you actually incur in connection with relocating to the New York area;

      4. Vacation and Personal Days. You shall be entitled to fifteen (15) business days per year for vacation time, five business days per year for sick or personal leave, and four additional days for holidays or personal time. During all such vacation, holiday or personal time, you shall be compensated the normal pro-rated portion of your salary;

      5. Term. Your employment hereunder , and the terms of that employment, shall commence on January 3, 2000 and shall remain in effect for a period of two (2) years, and shall be renewable thereafter on a year-to-year basis, upon mutual agreement of the parties;

      6. Successor In Interest. This Agreement and the rights and obligations granted to or imposed upon the Company hereunder shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of the Company's assets. Notwithstanding the foregoing, however, in the event that such successor, purchaser or assignee fails to abide by its obligations to you hereunder, the Company shall remain liable to you to fulfill those obligations;

      7. Indemnification. In the event that R F Power Co. brings legal action or asserts any claim against you in connection with or arising out of your employment at the Company, the Company shall provide you with legal representation, at no cost to you, and shall indemnify you for any judgment or settlement which you may be required to pay to R F Power.


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      Will, kindly sign this 2-page letter below to indicate your agreement with the terms contained in this letter. I expect to have a more detailed employment contract prepared next week and will forward it to you at that time. Most importantly, congratulations on your appointment, and a happy and healthy New Year to you and your family.


                                                   Very truly yours,

                                                   /s/ Zvi N. Raskin

                                                   Zvi N. Raskin
                                                   General Counsel and Secretary


The Foregoing is Acknowledged
and Agreed To


/s/ William F. Rogers
-----------------------------
   William F. Rogers


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